As filed with the Securities and Exchange Commission on October 15, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
METHODE ELECTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2090085
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

7401 West Wilson Avenue, Chicago, Illinois	60706
(Address of Principal Executive Offices)	(Zip Code)
Methode Electronics, Inc. 2007 Stock Plan
(Full title of the plan)
Donald W. Duda
President and Chief Executive Officer
Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706
(708) 867-6777
(Name, address and telephone number of agent for service)
Copies to:
James W. Ashley, Jr.
Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, Illinois 60606
(312) 443-0700
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	maximum	maximum
	be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share(2)	price	registration fee
Common Stock, $0.50 par value, shares available for issuance pursuant to employee benefit plans	1,226,000	$16.03	$19,652,780	$603.34
Common Stock, $0.50 par value, shares of restricted stock previously issued pursuant to employee benefit plans	24,000	$16.03	$384,720	$11.81

Notes:
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Computed pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low price of the registrant’s common stock as reported by the Nasdaq Global Select Market on October 10, 2007.

EXPLANATORY NOTE
     Methode Electronics, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its common stock, $.50 par value per share.  This registration statement also includes a reoffer prospectus.  The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 24,000 shares of common stock that constitute “control securities” and/or “restricted securities” which have been issued prior to the filing of this registration statement.  The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”).  Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete.  With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information
     The documents containing the information specified in Item I of this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in Item 2 of this Part I will be sent or given to employees, officers, directors or others also as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Reoffer Prospectus
24,000 Shares
Methode Electronics, Inc.
Common Stock
     This reoffer prospectus relates to 24,000 shares of our common stock, par value $.50 per share, consisting of shares of restricted stock, which may be offered for sale from time to time by certain stockholders of Methode Electronics, Inc., as described under the caption “Selling Stockholders.”  These stockholders are current directors of ours.  We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus.  The selling stockholders acquired the common stock pursuant to grants under our 2007 Stock Plan, and these stockholders may resell all, a portion, or none of the shares of common stock from time to time.
     The shares of common stock are “control securities” and/or “restricted securities” under the Securities Act before their sale under this reoffer prospectus.  This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling stockholders, on a continuous or delayed basis, to the public without restriction.  Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act.  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.
     You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision.  The sales may occur in transactions on the open market at prevailing market prices or in negotiated transactions.  We will not receive any proceeds from any of these sales.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.
     Investing in the common stock involves risks.  See “Risk Factors” beginning on page 2.
     As of the date of this prospectus, our common stock is listed on the Nasdaq Global Select Market under the trading symbol “METH.” Beginning on October 17, 2007, we expect that our common stock will be listed on the New York Stock Exchange under the trading symbol “MEI.”  The last reported sale price of our common stock on the Nasdaq Global Select Market on October 10, 2007 was $16.23 per share.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this reoffer prospectus is October 15, 2007.

You should only rely on the information included or incorporated by reference in this reoffer prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

IMPORTANT NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus contains and incorporates by reference forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results to differ materially from those implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “projects,” “predicts,” “target,” “goal,” “objectives,” “potential,” or “continue” or the negative of these terms or other comparable terminology. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such statements.
     Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K filed with the SEC. See “Documents Incorporated by Reference.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in our common stock under “Risk Factors” included elsewhere in this prospectus. However, other factors besides those listed there could also adversely affect us.

i

THE COMPANY
        We were incorporated in Illinois in 1946 and reincorporated in Delaware in 1966. Our principal executive offices are located at 7401 West Wilson Avenue, Chicago, Illinois 60706, our telephone number is (708) 867-6777, and our website is located at www.methode.com. Information on our website is not a part of this prospectus.
Our Business
        We manufacture component devices worldwide for Original Equipment Manufacturers (“OEMs”) of automobiles, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment. Our products employ electrical, electronic and optical technologies as sensors, interconnections and controls. Our products employ electronic and optical technologies to control and convey signals through sensors, interconnections and controls.
        Our business is managed and our financial results are reported on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other.
        Our Automotive segment supplies electronic and electromechanical devices and related products to automobile OEMs, either directly or through their tiered suppliers, including control switches for electrical power and signals, connectors for electrical devices, integrated control components, switches and sensors that monitor the operation or status of a component or system, and packaging of electrical components.
        Our Interconnect segment provides a variety of copper and fiber-optic interconnect and interface solutions for the appliance, computer, networking, telecommunications, storage, medical, military, aerospace, commercial and consumer markets. Solutions include solid-state field effect interface panels, personal computer memory card and express card packaging, optical and copper transceivers, terminators, connectors, custom cable assemblies, and conductive polymer and thick film inks. Services include the design and installation of fiber optic and copper infrastructure systems, and manufacture of active and passive optical components. Our design and manufacturing capabilities allow us to make modifications to standard products or develop complete custom solutions to satisfy a particular customer’s needs, including sub-assemblies and sub-system components that incorporate our interconnect solutions along with our power distribution systems, described below.
        In our Power Distribution segment, we manufacture current-carrying laminated bus devices, custom power-distribution assemblies, powder coated bus bars, braided flexible cables and high-current low voltage flexible power cabling systems that are used in various markets and applications, including telecommunications, computers, transportation, industrial and power conversion, insulated gate bipolar transistor (IGBT) solutions, aerospace and military.
        In our Other segment, we design and manufacture products for magnetic sensing of dynamic and static torque without contact. We also have independent laboratories that provide services for qualification testing, failure analysis and certification of electronic and optical components.

RISK FACTORS
     Certain statements in this reoffer prospectus are forward-looking statements that are subject to certain risks and uncertainties. Our business is highly dependent upon three large automotive customers and specific makes and models of automobiles. Our results will be subject to many of the same risks that apply to the automotive, appliance, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods, include the risk factors listed below. These risk factors should be considered in connection with evaluating the forward-looking statements contained in this report because these factors could cause our actual results and condition to differ materially from those projected in forward-looking statements. The forward-looking statements in this report are subject to the safe harbor protection provided under the securities laws.
We depend on a small number of large customers. If we were to lose any of these customers or any of these customers decreased the number of orders it placed, our future results could be adversely affected.
     During the year ended April 28, 2007, shipments to Ford Motor Company, Daimler Chrysler AG (either directly or through their tiered suppliers) and Delphi Corporation, each were 10% or greater of consolidated net sales and, in the aggregate, amounted to approximately 57.4% of consolidated net sales. The loss of all or a substantial portion of the sales to any of these customers could have a material adverse effect on our sales, margins, profitability and, as a result, our share price. The contracts we have entered into with many of our customers provide for supplying the customers’ requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, which is generally three to seven years. Therefore, the loss of a contract for a major model or a significant decrease in demand for certain key models or group of related models sold by any of our major customers could have a material adverse impact on our results of operations and financial condition by reducing cash flows and our ability to spread costs over a larger revenue base. We also compete to supply products for successor models and are subject to the risk that the customer will not select us to produce products on any such model, which could have a material adverse impact on our results of operations and financial condition.
     In addition, we have significant receivable balances related to these customers and other major customers that would be at risk in the event of their bankruptcy. Due to the financial stresses within the worldwide automotive industry, certain automakers and tiered customers have already declared bankruptcy or may be considering bankruptcy. On October 8, 2005, a major customer, Delphi Corporation and its U.S. subsidiaries (Delphi) filed Chapter 11 petitions for bankruptcy. As of the bankruptcy, we had approximately $7.6 million of accounts receivable from Delphi and an intangible asset on our balance sheet of approximately $4.6 million relating to our Delphi supply agreement as of the bankruptcy filing date. In May 2006, we sold $4.6 million of our claims against Delphi for their adjusted value. As of April 28, 2007 the intangible asset had a net book value of approximately $3.2 million. We continue to supply product to Delphi post-petition pursuant to the supply agreement and do not consider the value of the supply agreement to be impaired. We recorded a bad debt provision of $2.3 million in fiscal 2006 for Delphi receivables impaired by the bankruptcy filing. If more of our larger customers declare bankruptcy, it could adversely impact the collectability of our accounts receivable, bad debt expense and net income.
Because we derive a substantial portion of our revenues from customers in the automotive, appliance, computer and communications industries, we are susceptible to trends and factors affecting those industries.
     Our components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries, appliances and the consumer and industrial equipment markets. Factors negatively affecting these industries and the demand for products also negatively affect our business, financial condition and operating results. Any adverse occurrence, including industry slowdown, recession, political instability, costly or constraining regulations, armed hostilities, terrorism, excessive inflation, prolonged disruptions in one or more of our customers’ production schedules or labor disturbances, that results in significant decline in the volume of sales in these industries, or in an overall downturn in the business and operations of our customers in these industries, could materially adversely affect our business, financial condition and operating results.
Because we derive approximately 70% of our revenues from the automotive industry, any downturns or challenges faced by this industry may have an adverse effect on our business, financial condition and operating results.
     Approximately 70% of our net sales are to customers within the automotive industry. Supplying products to the automotive industry involves increasing financial and production stresses due to continuing pricing pressures by automobile manufacturers; market share gains of North American subsidiaries of foreign-based automobile manufacturers; overcapacity; supplier bankruptcies; more automotive supplier-funded design, engineering and tooling costs previously funded directly by automobile manufacturers; continued customer migration to low-cost Eastern European and Asian suppliers; and commodity material cost increases. Due to the just-in-time supply chains within the automotive industry, a disruption in a supply chain caused by an unrelated supplier due to bankruptcy, work stoppages, strikes, etc. could disrupt our shipments to one or more automaker customers, which could adversely affect our sales, margins, profitability and, as a result, our share price. Automakers are experiencing increased volatility and uncertainty in executing planned new programs which have, in some cases, resulted in cancellation or delays of new vehicle platforms, package reconfigurations and inaccurate volume forecasts. This increased volatility and uncertainty has made it more difficult for us to forecast future sales and effectively utilize capital, engineering, research and development, and human resource investments.
We are subject to intense pricing pressures in the automotive industry.
     We supply products to automobile OEMs, either directly or through their tiered suppliers. The OEM supply industry has undergone a significant consolidation as OEMs have sought to lower costs, improve quality and increasingly purchase complete systems and modules rather than separate components. As a result of the cost focus of these major customers, we have been, and expect to continue to be, required to reduce prices. Because of these competitive pressures, we cannot assure you that we will be able to increase or maintain gross margins on product sales to OEMs.
     In addition to price reductions over the life of our long-term agreements, we continue to experience pricing pressures from our automotive customers and competitors, which have affected, and which will continue to affect our margins to the extent that we are unable to offset the price reductions with productivity and manufacturing yield improvements, engineering and purchasing cost reductions, and increases in sales volume. In addition, profit pressures at certain automakers are resulting in increased cost reduction efforts by them, including requests for additional price reductions, discontinuing certain features from vehicles, and warranty cost-sharing programs, any of which could adversely impact our sales growth, margins, profitability and, as a result, our share price.
Our technology-based business and the markets in which we operate are highly competitive. If we are unable to compete effectively, our sales will decline.
     The markets in which we operate are highly competitive and characterized by rapid changes due to technological improvements and developments. We compete with a large number of other manufacturers in each of our product areas; many of these competitors have greater resources and sales. Price, service and product performance are significant elements of competition in the sale of our products. We may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with significant offshore facilities located where labor and other costs are lower. Competition may intensify further if more companies enter the markets in which we operate. Our failure to compete effectively could materially adversely affect our business, financial condition and operating results.
Our business is cyclical and seasonal in nature and further downturns in the automotive industry could reduce the sales and profitability of our business.
     A significant portion of our business is dependent on automotive sales and the vehicle production schedules of our customers. The automotive market is cyclical and depends on general economic conditions, interest rates and consumer spending patterns. Any significant reduction in vehicle production by our customers would have a material adverse effect on our business. Our business is moderately seasonal as our North American automotive customers historically halt operations for approximately two weeks in July for mandatory vacations and model changeovers and one to two weeks during the December holiday period. Accordingly, our first and third fiscal quarter results may reflect this seasonality.
If we are unable to protect our intellectual property or we infringe, or are alleged to infringe, on another person’s intellectual property, our business, financial condition and operating results could be materially adversely affected.
     We have numerous United States and foreign patents and license agreements covering certain of our products and manufacturing processes, several of which are considered material to our business. Our ability to compete effectively with other companies depends, in part, on our ability to maintain the proprietary nature of our technology. Although we have been awarded, have filed applications for, or have been licensed under numerous patents in the United States and other countries, there can be no assurance concerning the degree of protection afforded by these patents or the likelihood that pending patents will be issued. The loss of any significant combination of patents and trade secrets could adversely affect our sales, margins, profitability and, as a result, share price.
     We may become involved in litigation in the future to protect our intellectual property or because others may allege that we infringe on their intellectual property. These claims and any resulting lawsuit could subject us to liability for damages and invalidate our intellectual property rights. If an infringement claim is successfully asserted by a holder of intellectual property rights, we may be required to cease marketing or selling certain products, pay a penalty for past infringement and spend significant time and money to develop a non-infringing product or process or to obtain licenses for the technology, process or information from the holder. We may not be successful in the development of a non-infringing alternative, or licenses may not be available on commercially acceptable terms, if at all, in which case we may lose sales and profits. In addition, any litigation could be lengthy and costly and could materially adversely affect us even if we are successful in the litigation.
We may be unable to keep pace with rapid technological changes, which would adversely affect our business.
     The technologies relating to some of our products have undergone, and are continuing to undergo, rapid and significant changes. Specifically, end markets for electronic components and assemblies are characterized by technological change, frequent new product introductions and enhancements, changes in customer requirements and emerging industry standards. These changes could render our existing products unmarketable before we can recover any or all of our research, development and other expenses. Furthermore, the life cycles of our products vary, may change and are difficult to estimate. If we are unable, for technological or other reasons, to develop and market new products or product enhancements in a timely and cost-effective manner, our business, financial condition and operating results could be materially adversely affected.

Products we manufacture may contain design or manufacturing defects that could result in reduced demand for our products or services and liability claims against us.
     Despite our quality control and quality assurance efforts, defects may occur in the products we manufacture due to design or manufacturing errors or component failure. Product defects may result in delayed shipments and reduced demand for our products. We may be subject to increased costs due to warranty claims on defective products. Product defects may result in product liability claims against us where defects cause, or are alleged to cause, property damage, bodily injury or death. We may be required to participate in a recall involving products which are, or are alleged to be, defective. We carry insurance for certain legal matters involving product liability, however, we do not have coverage for all costs related to product defects and the costs of such claims, including costs of defense and settlement, may exceed our available coverage.
We face risks relating to our international operations.
     Because we have international operations, our operating results and financial condition could be adversely affected by economic, political, health, regulatory and other factors existing in foreign countries in which we operate. Our international operations are subject to inherent risks, which may adversely affect us, including: political and economic instability in countries in which our products are manufactured; expropriation or the imposition of government controls; changes in government regulations; export license requirements; trade restrictions; earnings expatriation restrictions; exposure to different legal standards; less favorable intellectual property laws; health conditions and standards; currency controls; fluctuations in exchange rates; increases in the duties and taxes we pay; high levels of inflation or deflation; greater difficulty in collecting our accounts receivable and longer payment cycles; changes in labor conditions and difficulties in staffing and managing our international operations; limitations on insurance coverage against geopolitical risks, natural disasters and business operations; communication among and management of international operations. In addition, these same factors may also place us at a competitive disadvantage to some of our foreign competitors.
We may acquire businesses or divest of various business operations. These transactions may pose significant risks and may materially adversely affect our business, financial condition and operating results.
     We intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines or that might otherwise offer growth opportunities. Any transactions that we are able to identify and complete may involve a number of risks, including: the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture; possible adverse effects on our operating results during the integration process; and our possible inability to achieve the intended objectives of the transaction. In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies. In addition, future acquisitions may result in dilutive issuances of equity securities or the incurrence of additional debt.
     We have in the past, and may in the future, consider divesting certain business operations. Divestitures may involve a number of risks, including the diversion of management’s attention, significant costs and expenses, the loss of customer relationships and cash flow, and the disruption of operations in the affected business. Failure to timely complete a divestiture or to consummate a divestiture may negatively affect valuation of the affected business or result in restructuring charges.
We cannot assure you that the newly-acquired TouchSensor Technologies business will be successful or that we can implement and profit from any new applications of the acquired technology.

     We acquired TouchSensor in March 2007. As a result of this acquisition, we now design and manufacture software-free touch-sensitive user interface panels found on products that are used primarily in the consumer durables sector, including home appliances for cooking, laundry, refrigeration and dishwashing. The technology is also used in commercial applications, such as exercise equipment and some automotive applications. As such, TouchSensor technology is subject to the cyclical nature of the consumer and commercial markets, and any economic downturn will necessarily cause a decrease in demand for TouchSensor products. Economic recession would have an adverse effect on the TouchSensor business and our operating results. Also, the market for touch sensors is extremely competitive and rapidly changing. If we do not keep pace with technological innovations in the industry, our products may not be competitive and our revenue and operating results may suffer. In addition, we rely on multiple patents to protect our intellectual property rights in the TouchSensor technology. If we are unable to adequately protect our TouchSensor intellectual property rights, we could suffer impaired competitive advantage, reduced revenue, and increased costs. Furthermore, while we intend to expand the TouchSensor business by integrating the technology into additional automotive applications, we can make no guarantee that such ventures will be successful or profitable.
We are dependent on the availability and price of raw materials.
     We require substantial amounts of raw materials, including petroleum, glass, copper and precious metals, and all raw materials we require are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials could materially affect our results of operations and financial condition. We did experience significant price increases in fiscal 2007 for copper, precious metals and petroleum based raw materials.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus.  All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.

SELLING STOCKHOLDERS
     The 24,000 shares of our common stock to which this reoffer prospectus relates consist of shares of restricted stock, and are being registered for reoffers and resales by our directors named below, who acquired the shares pursuant to our 2007 Stock Plan.  The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time. The address of each selling stockholder is in care of Methode Electronics, Inc. 7401 West Wilson Avenue, Chicago, Illinois 60706.

				Number of shares
			Number of shares	to be beneficially
	Position with	Number of shares	covered by this	owned if all shares
Name of Selling	Methode	beneficially owned	reoffer prospectus	offered hereby are
Stockholder	Electronics, Inc.	(1)	(2)	sold (1)

Warren L. Batts	Chairman of the Board	36,000 (3)	3,000	33,000 (3)

J. Edward Colgate	Director	11,370	3,000	8,370

Darren M. Dawson	Director	12,000	3,000	9,000

Isabelle C. Goossen	Director	12,000	3,000	9,000

Christopher J. Hornung	Director	32,850	3,000	29,850

Paul G. Shelton	Director	21,850	3,000	18,850

Lawrence B. Skatoff	Director	13,850	3,000	10,85

George S. Spindler	Director	22,410	3,000	19,410

(1)	This table sets forth information regarding our common stock beneficially owned as of the date of this prospectus. Beneficial ownership arises from sole voting and investment power unless otherwise indicated in the footnotes below. For each director, the numbers include 1,000 shares of restricted stock subject to forfeiture. For Messrs. Batts, Skatoff and Spindler, these shares will automatically vest in the event of their retirement from the Board.

(2)	All shares in this column are vested shares of restricted stock.

(3)	Includes options to purchase 10,000 shares of common stock exercisable within 60 days.
     Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by it.  Because the selling stockholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after this offering.

PLAN OF DISTRIBUTION
     The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders. The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in or one more transactions on the Nasdaq Global Select Market, the New York Stock Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices.  The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers.  Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both.  Such compensation as to a particular broker or dealer may be in excess of customary commissions.
     In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.
     We are bearing all costs relating to the registration of the shares of common stock.  Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares.  In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.  In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with.  Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.
     In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144.  There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.
     The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.
     We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.
LEGAL MATTERS
     The validity of the shares of common stock which are offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Locke Lord Bissell & Liddell LLP.
EXPERTS
     The consolidated financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended April 28, 2007, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE
     We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus.  We are incorporating by reference:
•	Our Annual Report on Form 10-K for the fiscal year ended April 28, 2007;

•	Annual Report on Form 11-K for our 401(k) Savings Plan for the year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended July 28, 2007;

•	Our Current Reports on Form 8-K filed with the Commission on September 19, 2007; September 21, 2007; and October 10, 2007; and

•	The description of our common stock, $0.50 par value per share, contained in our Registration Statement on Form 8-A filed October 12, 1982, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, except for such reports and/or documents that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus.  Written requests should be sent to:

Methode Electronics, Inc.
7401 West Wilson Avenue
Chicago, Illinois 60706
Attention:  Investor Relations

     Oral requests should be made by telephoning (708) 867-6777.
AVAILABLE INFORMATION
     We are subject to the information requirements of the Exchange Act.  Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  We also furnish to our stockholders annual reports, which include financial statements audited by our independent registered public accounting firm, and other reports which the law requires us to send to our stockholders.  The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from commercial documents retrieval services and at the web site maintained by the SEC at www.sec.gov.
     We also make available on our website (www.methode.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.
     Our common stock is currently listed on the Nasdaq Global Select Market under the trading symbol “METH.” Beginning on October 17, 2007, we expect that our common stock will be listed on the New York Stock Exchange under the trading symbol “MEI.”
     We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares offered by this reoffer prospectus.  This reoffer prospectus does not contain all of the information in the registration statement.  You will find more information about us and our common stock in the registration statement.  Any statements made in this reoffer prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

24,000 Shares
Methode Electronics, Inc.
Common Stock

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the Commission:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 28, 2007;

2.	The Annual Report on Form 11-K for the Registrant’s 401(k) Savings Plan for the year ended December 31, 2006;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2007;

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 19, 2007; September 21, 2007; and October 10, 2007.

5.	The description of the Registrant’s common stock, $0.50 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed October 12, 1982, registering such shares pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except for such reports and/or documents that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law grants a Delaware corporation broad power to indemnify its officers, directors, employees and agents, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in, or not opposed to, the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.
     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty, but the statute also provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any violation of Section 174 of the Delaware General Corporation Law and the receipt of improper personal benefits cannot be eliminated or limited in this manner.
     As permitted by the above provisions of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation provides that the Registrant shall indemnify and hold harmless any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. Such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided below with respect to Proceedings to enforce rights to indemnification, the Registrant shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.
     The right to indemnification conferred in preceding paragraph includes the right to be paid by the Registrant the expenses incurred in defending any Proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if Delaware General Corporation Law requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses.
     The rights to indemnification and to the Advancement of Expenses conferred in the preceding two paragraphs are contract rights. If a claim under either of the preceding paragraphs is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Registrant to recover an Advancement of Expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Registrant to recover an Advancement of Expenses pursuant to the terms of an undertaking the Registrant shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Registrant to recover an

Advancement of Expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Registrant.
     Nevertheless, in compliance with Section 102 of the Delaware General Corporation Law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the stockholders of the Registrant shall be prospective only, and shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits.

4.1	Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 9, 2004).

4.2	Rights Agreement dated as of January 8, 2004 between Methode Electronics, Inc. and Mellon Investor Services LLC (“Rights Agreement”) (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004).

4.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Methode Electronics, Inc. (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit A to the Rights Agreement)).

4.4	Form of Right Certificate (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit B to the Rights Agreement)).

4.5	Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit B to the Rights Agreement)).

4.6	Specimen Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 2.4 of the Registrant’s Form 8-A/A filed April 1, 2005).

4.7	Methode Electronics, Inc. 2007 Stock Plan (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed September 19, 2007).

5.1	Opinion of Locke Lord Bissell & Liddell LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (included below with signatures).
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:

     A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 15, 2007.

METHODE ELECTRONICS, INC.
By:	/s/ DONALD W. DUDA
Donald W. Duda
Its:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald W. Duda and Douglas A. Koman, each of them with power to act without the other, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Capacity	Date

/s/ WARREN L. BATTS	October 15, 2007
Warren L. Batts
Chairman of the Board

/s/ DONALD W. DUDA	October 15, 2007
Donald W. Duda
President and Chief Executive Officer, Director

/s/ DOUGLAS A. KOMAN	October 15, 2007
Douglas A. Koman
Vice President, Corporate Finance and Chief Financial Officer

Name and Capacity	Date

/s/ J. EDWARD COLGATE	October 15, 2007
J. Edward Colgate
Director

/s/ DARREN M. DAWSON Darren M. Dawson	October 15, 2007
Director

/s/ ISABELLE C. GOOSSEN	October 15, 2007
Isabelle C. Goossen
Director

/s/ CHRISTOPHER J. HORNUNG	October 15, 2007
Christopher J. Hornung
Director

/s/ PAUL G. SHELTON	October 15, 2007
Paul G. Shelton
Director

/s/ LAWRENCE B. SKATOFF	October 15, 2007
Lawrence B. Skatoff
Director

/s/ GEORGE S. SPINDLER	October 15, 2007
George S. Spindler
Director

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K filed January 9, 2004).

4.2	Rights Agreement dated as of January 8, 2004 between Methode Electronics, Inc. and Mellon Investor Services LLC (“Rights Agreement”) (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004).

4.3	Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Methode Electronics, Inc. (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit A to the Rights Agreement)).

4.4	Form of Right Certificate (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit B to the Rights Agreement)).

4.5	Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 2.1 of the Registrant’s Form 8-A filed January 8, 2004 (Exhibit B to the Rights Agreement)).

4.6	Specimen Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 2.4 of the Registrant’s Form 8-A/A filed April 1, 2005).

4.7	Methode Electronics, Inc. 2007 Stock Plan (incorporated herein by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed September 19, 2007).

5.1	Opinion of Locke Lord Bissell & Liddell LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 above).

24.1	Power of Attorney (included on signature page).